Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank Pellegrino
Sr. Vice President, Finance and Treasurer
847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 21, 2019

Fourth Quarter Diluted EPS Doubled to a Fourth Quarter Record $0.98 per Share

Quarterly Overview:	Fiscal Year Overview:

- Net sales increased by 2.4%	- Net sales decreased by 1.4%
- Sales volume increased by 7.3%	- Sales volume increased by 1.4%
- Gross profit increased by 32.4%	- Gross profit increased by 13.9%
- Net income increased by 100.2%	- Net income increased by 21.4%

Elgin, IL, August 21, 2019 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for both its fiscal 2019 fourth quarter and fiscal year ended June 27, 2019. Net income for the fourth quarter of fiscal 2019 was $11.3 million, or $0.98 per share diluted, compared to net income of $5.6 million, or $0.49 per share diluted, for the fourth quarter of fiscal 2018. Net income for fiscal 2019 was $39.5 million, or $3.43 per share diluted, compared to net income of $32.5 million for fiscal 2018, or $2.84 per share diluted.

Fiscal 2019 fourth quarter net sales increased by 2.4% to $216.8 million from net sales of $211.7 million for the fourth quarter of fiscal 2018 due to a 7.3% increase in sales volume, which is defined as pounds sold to customers. The increase in net sales from the sales volume increase was offset largely by lower selling prices mainly for products containing cashews, pecans and walnuts, which resulted from lower acquisition costs for these nuts. Sales volume increased in the consumer distribution channel by 13.8%, which was primarily driven by increased sales of private brand trail mixes and snack nuts due to distribution gains with new and existing customers. Increased sales of Southern Style Nuts also contributed to the increase in sales volume in the consumer distribution channel. Sales volume declined by 1.9% in the commercial ingredients distribution channel due to lower sales of bulk products to other food manufacturers. Sales volume declined by 4.9% in the contract packaging distribution channel primarily due to the discontinuance of a product line by an existing customer.

Sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	(11.8)%
Orchard Valley Harvest	1.	5%
Fisher snack nuts	3.	0%
Southern Style Nuts	69.	4%

Fisher recipe nut sales volume declined primarily due to competitive pricing pressure from private brand recipe nuts and some lost distribution at an existing customer. The sales volume increase for our Orchard Valley Harvest brand came primarily from distribution gains for the salad toppers product line and multipack items at new and existing customers. The sales volume increase for Fisher snack nuts was mainly due to distribution gains at an existing customer and increased promotional activity for our Oven Roasted Never Fried product line. The increase in sales volume for Southern Style Nuts resulted from distribution gains at a new customer and the introduction of new package sizes that drove new distribution gains at grocery retailers.

Fiscal 2019 net sales decreased by 1.4% to $876.2 million from $888.9 million for fiscal 2018, notwithstanding a sales volume increase of 1.4%. Lower selling prices more than offset the positive impact on net sales from the sales volume increase. The decline in selling prices resulted from a shift in sales volume from higher priced tree nut products to lower priced peanut and trail mix products. Lower selling prices for products containing cashews, pecans and walnuts, driven by lower commodity acquisition costs, also contributed to the decrease in net sales. Sales volume increased by 10.5% in the consumer distribution channel, which was primarily driven by increased sales of private brand trail mixes and snack nuts due to distribution gains with new and existing customers. Increased sales of Orchard Valley Harvest produce products and Fisher snack nuts also contributed to the increase in sales volume in the consumer distribution channel. Sales volume declined by 7.3% in the commercial ingredients distribution channel for the same reason cited in the quarterly comparison. Sales volume declined in the contract packaging distribution channel primarily for the same reason cited in the quarterly comparison in addition to the loss of some bulk business with another existing customer.

Gross profit was $43.6 million in the fourth quarter of fiscal 2019 compared to $32.9 million for the fourth quarter of fiscal 2018. Gross profit margin increased to 20.1% of net sales in the fourth quarter of fiscal 2019 from 15.6% for the fourth quarter of fiscal 2018. The increases in gross profit and gross profit margin were due primarily to increased sales volume and lower commodity acquisition costs for cashews, pecans and walnuts.

Gross profit was $158.3 million in fiscal 2019 compared to $138.9 million in fiscal 2018. Gross profit margin increased to 18.1% of net sales for fiscal 2019 from 15.6% for fiscal 2018. The increases in gross profit and gross profit margin were due primarily to lower commodity acquisition costs for cashews, pecans and walnuts in addition to the sales volume increase that occurred in the current fourth quarter.

Total operating expenses increased by $4.7 million, and total operating expenses, as a percentage of net sales, increased to 12.5% from 10.6% in the quarterly comparison. The increase in total operating expenses in the quarterly comparison was mainly attributable to increases in incentive compensation expense and to a lesser extent increases in other compensation expenses. The increase in compensation expenses was offset in part by declines in shipping, advertising, legal and amortization expenses.

Total operating expenses increased by $17.0 million, and total operating expenses, as a percentage of net sales, increased to 11.4% from 9.3% in the fiscal year comparison. The increase in total operating expenses was mainly due to increases in incentive compensation, other compensation, shipping and advertising expenses. Additionally, total operating expenses included $2.5 million for consulting and legal expense related to an acquisition opportunity that we explored but ultimately elected not to pursue and a $1.0 million increase in amortization expense related to the acquisition of the Squirrel Brand business that occurred in the second quarter of fiscal 2018.

Interest expense for the fourth quarter of fiscal 2019 decreased to $0.6 million from $0.9 million for the fourth quarter of fiscal 2018. Interest expense decreased to $3.1 million for fiscal 2019 from $3.5 million for fiscal 2018. The decreases in interest expense for both comparisons were due to lower debt levels during both periods.

The value of total inventories on hand at the end of the current fourth quarter declined by $17.3 million, or 9.9%, when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2018. The decline in the value of total inventories was primarily due to lower quantities on hand for peanuts and cashews and lower acquisition costs for cashews, walnuts and pecans. As a result of the decline in acquisition costs for these nuts, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current fourth quarter fell by 12.2%.

“We had a strong finish for fiscal 2019 with a record fourth quarter for net income and earnings per share in addition to record operating results for the preceding third quarter. As was the case in our third quarter of fiscal 2019, our record results were mainly driven by significant volume growth in our consumer distribution channel and lower commodity acquisition costs. In the current fourth quarter, sales volume in our consumer distribution channel accounted for approximately 66% of total sales volume compared to approximately 62% for last year’s fourth quarter,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “In respect to quarterly pound volume growth at retail, our brands had mixed results according to IRi market data. Fisher recipe nut pound volume increased by 12%, while the total recipe nut category pound volume increased by 11%. Orchard Valley Harvest pound volume decreased by 13%, while the total produce category pound volume decreased by 6%. Fisher snack nut pound volume decreased by 1%, while pound volume for the total snack nut category increased by 2%. In the trail and snack mix category, Southern Style Nuts outperformed the category with 6% pound growth, while the total category had 0% pound growth,” Mr. Sanfilippo noted. “We were again successful in generating cash from our operations in fiscal 2019, which resulted in our having no revolving credit facility borrowings at the end of fiscal 2019. As a result, we increased the annual regular dividend by 9% to $0.60 per share and supplemented that with a special dividend of $2.40 per share, both of which were paid on August 20, 2019,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, August 22, 2019, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 2986925. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 27, 2019	June 28, 2018	June 27, 2019	June 28, 2018
Net sales	$216,762	$211,676	$876,201	$888,931
Cost of sales	173,144	178,736	717,931	750,032

Gross profit	43,618	32,940	158,270	138,899

Operating expenses:
Selling expenses	15,686	14,507	61,756	52,922
Administrative expenses	11,508	7,985	37,990	29,788

Total operating expenses	27,194	22,492	99,746	82,710

Income from operations	16,424	10,448	58,524	56,189

Other expense:
Interest expense	595	873	3,060	3,463
Rental and miscellaneous expense, net	198	214	1,089	1,406
Other expense	487	493	1,947	1,970

Total other expense, net	1,280	1,580	6,096	6,839

Income before income taxes	15,144	8,868	52,428	49,350
Income tax expense	3,879	3,240	12,962	16,850

Net income	$11,265	$5,628	$39,466	$32,500

Basic earnings per common share	$0.98	$0.49	$3.45	$2.86

Diluted earnings per common share	$0.98	$0.49	$3.43	$2.84

Cash dividends declared per share	$—	$—	$2.55	$2.50

Weighted average shares outstanding
— Basic	11,444,560	11,406,009	11,430,174	11,383,080

— Diluted	11,525,393	11,475,529	11,501,412	11,449,386

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 27, 2019	June 28, 2018
ASSETS
CURRENT ASSETS:
Cash	$1,591	$1,449
Accounts receivable, net	60,971	65,426
Inventories	157,024	174,362
Prepaid expenses and other current assets	5,754	6,645

	225,340	247,882

PROPERTIES, NET:	126,183	125,078

OTHER ASSETS:
Intangibles, net	24,276	27,304
Deferred income taxes	5,723	5,024
Other	9,782	10,565

	39,781	42,893

	$391,304	$415,853

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$—	$31,278
Current maturities of long-term debt	7,338	7,169
Accounts payable	42,552	60,340
Bank overdraft	901	2,062
Accrued expenses	33,115	16,344

	83,906	117,193

LONG-TERM LIABILITIES:
Long-term debt	20,381	27,356
Retirement plan	24,737	21,288
Other	7,725	7,014

	52,843	55,658

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	89	89
Capital in excess of par value	122,257	119,952
Retained earnings	137,712	127,320
Accumulated other comprehensive loss	(4,325)	(3,181)
Treasury stock	(1,204)	(1,204)

	254,555	243,002

	$391,304	$415,853